FIRST AMENDMENT TO FOURTH AMENDED AND RESTATED CERTIFICATE OF

INCORPORATION OF BEAMZ INTERACTIVE, Inc.

Pursuant to the provisions of Section 242 of the Delaware General Corporation Law (“DGCL”), Beamz Interactive, Inc. (the “Corporation”), a for-profit corporation organized and existing under and by virtue of the DGCL, adopts the following amendment to its Fourth Amended and Restated Certificate of Incorporation (the “Certificate”):

1.   Article IV, Preferred Stock, Section (B)(5)(d) (“Adjustment to Applicable Conversion Value”) is hereby deleted in its entirety and replaced with:

(d) Removed and Reserved.

This Amendment was duly adopted on April 14, 2012, (i) by the unanimous written consent of the board of directors of the Corporation (the “Board”) and (ii) having been recommended for adoption by the Board, by written consent of the holders of a majority of the stock of the Corporation in accordance with the provisions of DGCL §242.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Corporation’s President and Chief Executive Officer, Charles R. Mollo, has signed this Amendment this 17th day of April, 2012.

By:	/s/ Charles R. Mollo
Charles R. Mollo, President and CEO